Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

May 1, 2012

SEARS HOLDINGS ANNOUNCES FIRST QUARTER OUTLOOK

HOFFMAN ESTATES, IL – In advance of its annual meeting of shareholders to be held on May 2, 2012, Sears Holdings Corporation (“Holdings,” “we,” “us,” “our,” or the “Company”) (Nasdaq: SHLD) today announced its expected first quarter 2012 results as follows:

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Net income from continuing operations attributable to Holdings’ shareholders for the first quarter of 2012 of between $155 million and $195 million (between $1.46 and $1.84 per diluted share from continuing operations) versus a net loss from continuing operations attributable to Holdings’ shareholders of $165 million ($1.53 loss per diluted share from continuing operations), for the first quarter in 2011. The above range includes approximately $235 million, after tax and minority interest, of gains from the sale of certain U.S. and Canadian stores. These transaction generated $440 million of cash proceeds.

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Adjusted EBITDA of $135 million to $195 million for the first quarter of 2012 versus $58 million for fiscal 2011. The increase in Adjusted EBITDA reflects an improved margin rate, particularly in appliances, and reduced expenses.

Domestic comparable store sales for the first quarter ended April 28, 2012 for its Kmart and Sears stores were as follows:

Quarter Ended April 28, 2012
Sears Domestic	-1.0%
Kmart	-1.6%

Total	-1.3%

While Sears Domestic experienced an overall sales decrease, Sears achieved double-digit increases in its apparel and footwear categories. These increases were offset by declines in the appliances and consumer electronics categories. Kmart’s comparable store sales decrease reflects increases in the apparel and footwear categories, offset by declines in the consumer electronics category.

Sears Canada expects to report a comparable store sales decline of 6.2% for the quarter. The decline is primarily due to sales decreases in electronics, home décor, hardware and apparel, partially offset by increases in major appliances and mattresses.

We currently expect to end the first quarter with approximately $8.9 billion in merchandise inventories (domestic of $8.1 billion and $0.8 billion at Sears Canada) as compared to $9.7 billion of inventory last year.

Adjusted EBITDA

The Company expects to report total Adjusted EBITDA of $135 million to $195 million in the first quarter (domestic of $165 million to $195 million and Sears Canada of $(30) million to $0 million), which is computed as follows:

•	expected net income from continuing operations attributable to Holdings’ shareholders of $155 million to $195 million;

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plus income statement line items not included in EBITDA consisting of income attributable to noncontrolling interest, loss from discontinued operations, income taxes, other income (loss), interest and investment income, interest expense, depreciation and amortization expense and gains on sales of assets of $(80) million to $(100) million;

•	plus pension expense and closed store / severance costs of approximately $80 million, which we do not include in Adjusted EBITDA.

In the first quarter of 2011, we reported Adjusted EBITDA of $58 million (domestic of $73 million and Sears Canada of $(15) million). For further discussion of the reconciling items, see the Company’s press release on fourth quarter and full year 2011 results issued on February 21, 2012.

Transaction Updates

On April 17, 2012, the company closed the previously announced transaction with General Growth Properties to sell 11 properties (six owned and five leased) for $270 million in net cash proceeds. In addition, Sears Canada, a consolidated, 95%-owned subsidiary of Sears, completed its transaction with The Cadillac Fairview Corporation Limited to surrender and early terminate the leases on three properties for $170 million Canadian in cash proceeds on April 20, 2012.

The Company issued a press release on April 30, 2012 related to our previously announced plan to separate its Sears Hometown and Hardware and Sears Outlet businesses.

Share Repurchase Activity

During the first quarter of 2012, we had no share repurchase activity. At April 28, 2012, we had $504 million of remaining authorization under our common share repurchase program.

We expect to release first quarter results on or about May 17, 2012.

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the first quarter of fiscal 2012. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships, including the impact of increases in the cost of raw materials experienced by certain of our vendors; vendors’ lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business, which may be subject to disruptions or security breaches; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business;

impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is one of the largest broadline retailers with over 4,000 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, consumer electronics and automotive repair and maintenance. Sears Holdings is the 2011 ENERGY STAR® Retail Partner of the Year. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has the Country Living collection, which is offered by Sears and Kmart. We are the nation’s largest provider of home services, with more than 15 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com. Twitter: @searsholdings | |Facebook: http://www.facebook.com/SHCCareers

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